Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Village Bank and Trust Financial Corp. of our report dated March 16, 2020, relating to the consolidated financial statements of Village Bank and Trust Financial Corp. included in its Annual Report on Form 10-K for the year ended December 31, 2019.

/s/ Yount, Hyde & Barbour, P.C.

Richmond, Virginia

June 26, 2020